GreenSky, Inc. Reports Third Quarter 2019 Financial Results

Record Transaction Volume of $1.6 Billion
Net Income of $44.1 Million; Adjusted EBITDA of $57.5 Million
Diluted EPS of $0.23

Atlanta, November 5, 2019, GreenSky, Inc. (“GreenSky” or the “Company”) (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the three and nine months ended September 30, 2019.

“I am pleased to report that the Company generated another solid quarter of operating results, posting record quarterly Transaction Volume of $1.6 billion which, when excluding solar, represented a growth of 19% over the prior year. Adjusted EBITDA was $57.5 million for the third quarter," said David Zalik, GreenSky Chairman and CEO. “Moreover, 30-day delinquencies reached a three-year, third quarter-end low of 1.29%, evidencing the super-prime nature of the Company’s loan servicing portfolio and the outstanding work being performed by the Company’s credit and operations teams,” said Zalik.

"Consistent with our stated objective and commitment to deliver unrivaled value to each member of the GreenSky ecosystem, I am particularly proud to announce that this quarter we launched our proprietary 'Universal Credit Application'. This innovative application platform allows GreenSky merchants to seamlessly offer second look financing to consumers. Loans will be funded by participating second look providers, and GreenSky will take on no credit or volatility risk. This platform further eliminates the friction and administrative burden that our merchants experience with having to submit multiple credit applications in the event that a prospective customer is initially declined. This proprietary platform is another great step forward in GreenSky’s unwavering commitment to delivering a far superior user experience to our merchants' prospective consumer borrowers,” added Zalik.

Third Quarter Financial Highlights:

•	Transaction Volume: Third quarter transaction volume increased 17% over the prior year to $1.6 billion. Excluding solar, transaction volume increased 19% over the prior year.

•	Transaction Fee Rate: The average transaction fee rate was 6.9% in the third quarter, consistent with the third quarter of 2018.

•
Revenue: Third quarter revenue grew 35% over the prior year to $153.4 million from $113.9 million. Consistent with our transaction volume growth, transaction fees were up 17% to $112.8 million. Servicing and other revenue of $40.6 million was up 137%, of which $24.3 million was primarily due to continued portfolio growth and $16.4 million was due to the recognition of a servicing asset associated with an increase to the contractual fixed servicing fee for certain of the Bank Partners' servicing agreements.

•
Net Income and Pro Forma Net Income(1): GAAP Net Income for the third quarter of 2019 was $44.1 million or $0.23 per diluted share. Third quarter Pro Forma Net Income was $39.1 million, which reflected incremental tax expense assuming all of our noncontrolling interests were subject to corporate income taxation at our full year expected tax rate of 15.34%.

•	Adjusted EBITDA and Adjusted EBITDA Margin(1): Third quarter Adjusted EBITDA was $57.5 million and 37% of revenue compared to $58.3 million and 51% of revenue for the third quarter of 2018.

•	Operating Cash Flow and Free Cash Flow: For the nine months ended September 30, 2019, operating cash flow and free cash flow were $125.4 million and $52.3 million, respectively.

•	Bank Partner Commitments: As of September 30, 2019, the Company had aggregate Bank Partner commitments of $11.9 billion from its nine Bank Partners, $3.5 billion of which were unused.

•	Liquidity: As of September 30, 2019, the Company had unrestricted cash of $206 million, in addition to an unused $100.0 million working capital line of credit available.

Key business metrics:

	Three Months Ended September 30,
	2019	2018	Growth
Active Merchants (at end of period)	16,887	14,163	19%
Transaction Volume ($ millions)(2)	$1,644	$1,400	17%
Loan Servicing Portfolio ($ millions, at end of period)(3)	$8,763	$6,880	27%
Cumulative Consumer Accounts (in thousands, at end of period)	2,846	2,082	37%
Origination Productivity Index(4)	21.1%	22.2%	n/m
__________________________

(1)	Pro Forma Net Income and Adjusted EBITDA are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.

(2)	Excluding solar originations, transaction volume growth was 19%.

(3)	The average loan servicing portfolio for the three months ended September 30, 2019 and 2018 was $8,488 million and $6,573 million, respectively.

(4)
This index captures projected future gross cash flows related to the respective period's originations, expressed as a percentage of the period's originations. Refer to the Third Quarter 2019 Earnings Presentation for additional information.

Business Update:

•
Subsequent to the end of the third quarter, GreenSky reached agreement with an unaffiliated nationally licensed mortgage banker to launch a mortgage cross-marketing campaign, which would be conducted with a GreenSky bank partner and targeted at select GreenSky® Program home improvement borrowers. With over 2.8 million GreenSky Program borrowers from inception, this first mortgage loan product represents the first of a family of digitally delivered loan and savings products that GreenSky envisions ultimately facilitating. GreenSky anticipates this first marketing campaign to commence in the fourth quarter of 2019.

•	American Express Alliance:

◦
The American Express Merchant Referral Program continues to accelerate the growth of GreenSky's merchant ecosystem. Since the launch of the program in late September 2018, over 5,500 merchants and providers have been referred to GreenSky for enrollment evaluation.

◦
In August, American Express commenced an American Express Home Improvement Loan pilot, powered by GreenSky for select American Express Card Members located in 5 metropolitan markets (Atlanta, Chicago, Dallas, Los Angeles and Tampa), where they can access top-rated GreenSky contractors.  Along with sharing in transaction economics, GreenSky earns a servicing fee on the resulting loan portfolio.

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss third quarter 2019 results at 8:00 a.m. EST today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables nearly 17,000 active merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, over 2.8 million consumers have financed nearly $21 billion of commerce using our paperless, real time “apply and buy” technology. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance; demand for our products; and our launch and performance of new products. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission and include, but are not limited to, risks related to our ability to retain existing, and attract new, merchants and Bank Partners; our future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; our ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in our products and services; and our ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA and Pro Forma Net Income, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA is one of the key financial indicators of our business performance over the long term and provides useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA can provide useful supplemental information to help investors better understand the economics of our platform.

We believe that Pro Forma Net Income is a useful measure because it makes our results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation. We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non‑GAAP measures are presented for supplemental informational purposes only. These non‑GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as substitutes for, the analysis of other GAAP financial measures, such as net income. The non‑GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of each of the foregoing non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contacts:
Investor Relations
Rebecca Gardy
404-334-7334
Rebecca.gardy@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com
(tables follow)

GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$206,403	$303,390
Restricted cash	217,282	155,109
Loan receivables held for sale, net	30,369	2,876
Accounts receivable, net	20,810	15,400
Related party receivables	198	142
Property, equipment and software, net	16,036	10,232
Operating lease right-of-use assets	12,086	—
Deferred tax assets, net	361,535	306,979
Other assets	32,383	8,777
Total assets	$897,102	$802,905

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$13,679	$5,357
Accrued compensation and benefits	7,918	8,484
Other accrued expenses	1,708	1,015
Finance charge reversal liability	182,990	138,589
Term loan	385,080	386,822
Tax receivable agreement liability	308,532	260,901
Related party liabilities	—	825
Operating lease liabilities	14,841	—
Other liabilities	48,817	35,677
Total liabilities	963,565	837,670

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, $0.01 par value and 80,051,516 shares issued and 66,431,301 shares outstanding at September 30, 2019 and 59,197,863 shares issued and 54,504,902 shares outstanding at December 31, 2018	800	591
Class B common stock, $0.001 par value and 113,524,198 shares issued and outstanding at September 30, 2019 and 128,549,555 shares issued and outstanding at December 31, 2018	114	129
Additional paid-in capital	114,170	44,524
Retained earnings	53,872	24,218
Treasury stock	(146,183)	(43,878)
Accumulated other comprehensive income (loss)	(1,325)	—
Noncontrolling interest	(87,911)	(60,349)
Total equity (deficit)	(66,463)	(34,765)
Total liabilities and equity (deficit)	$897,102	$802,905

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Transaction fees	$112,782	$96,770	$305,195	$257,907
Servicing and other	40,633	17,142	90,615	47,035
Total revenue	153,415	113,912	395,810	304,942
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	64,957	35,374	179,222	105,269
Compensation and benefits	21,799	14,326	61,891	46,254
Sales and marketing	946	975	3,336	2,841
Property, office and technology	4,017	3,792	12,943	9,651
Depreciation and amortization	1,955	1,192	5,117	3,229
General and administrative	6,673	3,132	21,114	11,379
Related party expenses	670	864	1,795	1,677
Total costs and expenses	101,017	59,655	285,418	180,300
Operating profit	52,398	54,257	110,392	124,642
Other income (expense), net
Interest and dividend income	894	1,912	3,359	4,714
Interest expense	(5,634)	(6,013)	(18,200)	(17,391)
Other gains (losses), net	(2,050)	(1,069)	(8,410)	(1,864)
Total other income (expense), net	(6,790)	(5,170)	(23,251)	(14,541)
Income before income tax expense (benefit)	45,608	49,087	87,141	110,101
Income tax expense (benefit)	1,533	3,375	(3,528)	4,969
Net income	$44,075	$45,712	$90,669	$105,132
Less: Net income attributable to noncontrolling interests	29,349	33,711	60,728	87,581
Net income attributable to GreenSky, Inc.	$14,726	$12,001	$29,941	$17,551

Earnings per share of Class A common stock(1):
Basic	$0.24	$0.21	$0.50	$0.31
Diluted	$0.23	$0.20	$0.46	$0.30

(1)
For the nine months ended September 30, 2018, basic and diluted earnings per share of Class A common stock is applicable only for the period from May 24, 2018 through September 30, 2018, which is the period following the initial public offering and related Reorganization Transactions.

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$90,669	$105,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,117	3,229
Share-based compensation expense	9,713	4,304
Equity-based payments to non-employees	11	12
Operating lease liability payments	(255)	(293)
Amortization of debt related costs	1,258	1,262
Fair value change in servicing assets and liabilities	(24,809)	621
Original issuance discount on term loan payment	(31)	(20)
Deferred tax expense (benefit)	(3,528)	4,969
Loss on remeasurement of tax receivable agreement liability	6,383	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	(27,493)	58,841
(Increase) decrease in accounts receivable	(5,690)	(264)
(Increase) decrease in related party receivables	(56)	96
(Increase) decrease in other assets	1,975	4,032
Increase (decrease) in accounts payable	8,627	(711)
Increase (decrease) in finance charge reversal liability	44,401	23,054
Increase (decrease) in related party liabilities	—	(933)
Increase (decrease) in other liabilities	19,141	90
Net cash provided by operating activities	125,433	203,421
Cash flows from investing activities
Purchases of property, equipment and software	(10,921)	(4,849)
Net cash used in investing activities	(10,921)	(4,849)
Cash flows from financing activities
Proceeds from IPO, net of underwriters discount and commissions	—	954,845
Purchases of GreenSky Holdings, LLC units	—	(901,833)
Purchases of Class A common stock	—	(53,012)
Issuances of Class B common stock	—	129
Redemptions of GreenSky Holdings, LLC units prior to Reorganization Transactions	—	(496)
Proceeds from term loan	—	399,000
Repayments of term loan	(2,969)	(351,105)
Member distributions	(23,181)	(141,019)
Payments under tax receivable agreement	(4,664)	—
Class A common stock repurchases	(104,272)	—
Equity option exercises prior to Reorganization Transactions	—	339
Payment of IPO related expenses	—	(3,855)
Payment of equity transaction expenses, prior to Reorganization Transactions	—	(32)
Payment of taxes on Class B common stock exchanges	(2,198)	—
Proceeds from option exercises	308	—
Payment of option exercise taxes	(12,350)	(126)
Net cash used in financing activities	(149,326)	(97,165)
Net increase (decrease) in cash and cash equivalents and restricted cash	(34,814)	101,407
Cash and cash equivalents and restricted cash at beginning of period	458,499	353,838
Cash and cash equivalents and restricted cash at end of period	$423,685	$455,245

Supplemental non-cash financing activities
Leasehold improvements acquired but not paid	$—	$300
Distributions accrued but not paid	6,351	10,887
Tax withholding on equity awards accrued but not paid	64	—

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018(1)	2019	2018(1)
Net income	$44,075	$45,712	$90,669	$105,132
Interest expense	5,634	6,013	18,200	17,391
Tax expense (benefit)	1,533	3,375	(3,528)	4,969
Depreciation and amortization	1,955	1,192	5,117	3,229
Equity-related expense(2)	3,781	1,457	9,724	4,316
Transaction expenses(3)	—	511	6,383	2,393
Non-recurring expenses(4)	549	—	2,289	—
Adjusted EBITDA	$57,527	$58,260	$128,854	$137,430

(1)
In the current period, management removed the EBITDA adjustments for the non-cash impact of the initial recognition and subsequent fair value changes in our servicing liabilities, and for non-corporate tax expenses. The Adjusted EBITDA measures for the three and nine months ended September 30, 2018 were adjusted accordingly, which resulted in decreases of those measures by $617 and $1,030, respectively.

(2)	Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.

(3)
For the nine months ended September 30, 2019, includes loss on remeasurement of our tax receivable agreement liability. For the three and nine months ended September 30, 2018, includes certain costs associated with our IPO, which were not deferrable against the proceeds of the IPO. Further, includes certain costs, such as legal and debt arrangement costs, related to our March 2018 term loan upsizing.

(4)
For the three months ended September 30, 2019, includes legal fees associated with IPO related litigation. For the nine months ended September 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $1,508, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621.

Reconciliation of Pro Forma Net Income
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$44,075	$45,712	$90,669	$105,132
Transaction expenses(1)	—	511	6,383	2,393
Non-recurring expenses(2)	549	—	2,289	—
Incremental pro forma tax expense(3)	(5,547)	(7,414)	(18,226)	(19,853)
Pro Forma Net Income	$39,077	$38,809	$81,115	$87,672

(1)
For the nine months ended September 30, 2019, includes loss on remeasurement of our tax receivable agreement liability. For the three and nine months ended September 30, 2018, includes certain costs associated with our IPO, which were not deferrable against the proceeds of the IPO. Further, includes certain costs, such as legal and debt arrangement costs, related to our March 2018 term loan upsizing.

(2)
For the three months ended September 30, 2019, includes legal fees associated with IPO related litigation. For the nine months ended September 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $1,508, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621.

(3)
Represents the incremental tax effect on net income, adjusted for transaction and non-recurring expenses, assuming that all consolidated net income was subject to corporate taxation at a full year effective tax rate of 15.34% for the three and nine months ended September 30, 2019 and effective tax rates of 21.8% and 22.1% for the three and nine months ended September 30, 2018, respectively.